Stewart Reports Financial Results for the Third Quarter 2011

HOUSTON, Oct. 27, 2011 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net earnings of $4.5 million, or $0.22 per diluted share, for the third quarter ended September 30, 2011 on revenues of $418.5 million. These results compare to a net loss of $3.0 million, or $0.17 per diluted share, on revenues of $430.1 million for the third quarter ended September 30, 2010. Year-to-date earnings per diluted share were $0.01 in 2011 compared to a loss per share of $1.23 in the first nine months of 2010.

Pretax earnings before noncontrolling interests for the third quarter 2011 were $7.7 million compared to a loss of $1.3 million for the third quarter 2010. This $9.0 million improvement was achieved through expense management since total operating revenues declined 2.2 percent compared to the prior year quarter but total expenses declined 4.8 percent.

We continued to see improvements in our core operations during the third quarter. Our REI segment once again performed very well, and we further enhanced our already strong position for ongoing growth with the acquisition of PMH Financial during the quarter. Our direct title operations posted solid year-over-year growth in its contribution to earnings. The performance of our independent agency operations improved significantly as our efforts to increase remittance rates as well as enhance the overall quality of the network continue to bear fruit. Commercial revenues again showed year-over-year growth, while international operations expanded the trend of improving earnings. Underwriting operations were impacted by accruals for large title claims, although cash claims payments declined from prior year levels, an important leading indicator of future claims expense.

Total revenues for the first nine months of 2011 were $1.2 billion, a decline of 2.7 percent from the same period in 2010. Expenses declined at a much faster rate of 4.3 percent, resulting in year-to-date net income of $0.2 million ($0.01 per diluted share) as compared to a prior year-to-date net loss of $22.6 million ($1.23 per diluted share). Results of operations on a comparative basis were significantly influenced by the charges and gains described in the table below.

Summary results of operations are as follows (dollar amounts are in millions, except for per share amounts):

	Third Quarter		Nine Months
	2011 (a)	2010 (b)	2011 (a)	2010 (b)

Total revenues	$418.5	$430.1	$1,189.8	$1,222.9
Pretax earnings (loss) before noncontrolling interests	7.7	(1.3)	7.0	(13.0)
Income tax expense (c)	1.4	-	2.6	4.3
Net earnings (loss) attributable to Stewart	4.5	(3.0)	0.2	(22.6)
Net earnings (loss) per diluted share attributable to Stewart	0.22	(0.17)	0.01	(1.23)

(a)

Pretax earnings in the third quarter 2011 include a $1.2 million charge relating to an impairment of investments and a $4.7 million charge relating to reserves for large title claims. The nine months ended September 30, 2011 also include a $3.9 million charge relating to a loan guarantee obligation and a $10.5 million charge primarily relating to changes in the estimated reserves of several existing large title losses.

(b)

The third quarter 2010 includes a pretax charge of $4.9 million resulting from changes in the estimated legal costs for several existing large title claims. The first nine months of 2010 include pretax gains of $6.3 million primarily relating to the monetization of internally developed software, $1.2 million relating to the buyout of a royalty agreement and $1.2 million on the sale of an interest in a subsidiary; a pretax credit of $2.3 million relating to a change in the estimate of a previously recorded reserve for a legal matter; and a $10.2 million pretax charge relating to adjustments to previously recorded large title losses.

(c)

Income tax expense for the nine months ended September 30, 2011 and 2010 includes income tax expense primarily related to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns.

Total revenues decreased 2.7 percent in the third quarter 2011 compared with the same period in 2010. Operating revenues decreased 2.2 percent, with a 3.0 percent decline in title revenues partially offset by an increase of 14.3 percent in REI services. The decline in title revenues resulted primarily from declining home sales due to sluggish housing market conditions, but was partially mitigated by continuing improvement in commercial title premiums, yielding a 12.4 percent increase in the third quarter 2011 versus the same period in 2010.

Revenues in our direct operations increased from $161.9 million in the third quarter 2010 to $164.4 million in the third quarter 2011, a 1.5 percent gain, resulting from focused selling efforts. Total title orders closed in the third quarter 2011 were 69,000, a drop of 7.8 percent from the 74,800 orders closed in the third quarter 2010. Overall, revenue per file increased from the prior year quarter due to fewer refinance transactions as well as the increase in commercial transactions previously noted. Commencing in August 2011, we experienced a marked increase in open orders due principally to refinancing transactions driven by falling interest rates. This increase in open orders is expected to benefit revenues and earnings in the fourth quarter.

Title revenues from independent agencies declined to $228.4 million in the third quarter 2011 from $242.9 million in the third quarter 2010, a decline of 6.0 percent. Agency revenues net of agency retention declined 1.9 percent when compared to the third quarter 2010. The remittance rate from independent title agencies increased to 17.5 percent in the third quarter 2011, up from 16.8 percent in the third quarter 2010 — an improvement of 70 basis points. Sequentially, the remittance rate rose from 17.1 percent in the second quarter 2011. On a year-to-date basis, the overall independent agency remittance rate has increased to 17.3 percent from 16.8 percent in the prior year period, a 50 basis point gain. We remain committed to achieving a 20 percent remittance rate through the contract renewal cycle with title agencies. The pursuit of this goal, plus the improved quality of the independent agency base, should translate into improved results from our agency operations.

Commercial title premiums totaled $25.4 million in the third quarter 2011, up 12.4 percent from the third quarter 2010 but down 5.6 percent sequentially from the second quarter 2011. International operations remained strongly profitable due to the continuing success of our Canadian operations. Since beginning operations in Canada in 1988, we have steadily gained market share in the populous eastern provinces, where we now hold a leading position among title insurance underwriters.

REI revenues increased 14.3 percent to $22.5 million in the third quarter 2011 from $19.7 million in the third quarter 2010. Revenues from loan modification services declined, as anticipated, from the very high levels of the past several quarters due to a natural shift in the business from the emphasis of lenders on collections and keeping people in their homes (home retention) to foreclosure and real estate owned (REO) business. This decline was more than offset by revenues from our REO services, a product line we significantly expanded with our acquisition of PMH Financial this quarter.

Employee expenses for the quarter increased by 1.1 percent versus the third quarter 2010 and decreased 1.8 percent sequentially when compared to the second quarter 2011. The increase in employee costs was driven primarily by the acquisition of PMH Financial. Excluding PMH, our employee count has declined by more than 225 since September 30, 2010 and approximately 240 since the beginning of 2011. Many of these reductions occurred late in the second quarter so the benefit of the reduced expense is not fully realized in our year-to-date earnings. Partially offsetting the impact of the decline in employee count is increased overtime due to the sharp rise in open orders during the quarter as well as incentive compensation relating to the near-doubling of earnings contributed by the combined direct and REI operations.

Other operating expenses declined by 5.3 percent in the third quarter 2011 compared to the third quarter 2010, and on a year-to-date basis have dropped 6.2 percent. The decrease from the third quarter 2010 was primarily related to our ongoing efforts to reduce fixed costs, including insurance and occupancy expenses, as well as in variable costs relating to litigation and bad debts, all of which were partially offset by operating expenses of PMH Financial. We do not anticipate significant future reductions in the fixed cost component of these expenses given the fixed-cost basis necessary to be a national provider of services.

Title claims expense again declined when compared to the prior year, decreasing 9.9 percent for the third quarter 2011 compared to the same quarter in 2010, and remained relatively consistent when compared to the second quarter 2011. As a percentage of title operating revenues, title losses were 9.6 percent, 9.2 percent and 9.0 percent in the third quarter 2010, second quarter 2011, and the third quarter 2011, respectively. Claims expense in the third quarter 2010 included charges of $4.9 million relating to the establishment of reserves for large claims, while second quarter 2011 and third quarter 2011 included charges of $4.8 million and $4.7 million, respectively, to increase the estimated reserves primarily on existing large claims.

We are on track to return to a normal loss ratio by the end of 2012, as year-to-date cash claim payments through the third quarter 2011 declined 11.8 percent compared to payments through third quarter 2010, and decreased 10.6 percent when comparing third quarter 2011 to third quarter 2010. Losses incurred on known claims for the nine months ended September 30, 2011 decreased 10.4 percent compared to the same period in 2010. Incurred losses for the third quarter 2011 dropped 1.0 percent from the third quarter 2010.

As previously announced, and mentioned above, in early July our REI group completed the acquisition of a majority ownership interest in PMH Financial which provides REO services, short sale management, collateral valuation, subservicing, loan review and due diligence services to national and regional lenders. As foreclosures are expected to rise significantly in the near term, we are well-positioned to benefit from increasing demand for REO management services. This acquisition greatly enhances our overall lender services offerings and provides a great deal of synergy with a number of Stewart clients and services.

"Notwithstanding the continued difficult operating conditions in the housing market, we achieved a significant improvement in our pretax earnings this quarter versus last year's third quarter," said Malcolm S. Morris, co-chief executive officer and chairman. "Although we expect market conditions in 2012 to be challenging, our ongoing cost containment efforts will enable us to enhance the bottom line. In addition, the breadth of our product offerings will allow us to benefit from the recently announced revisions to the Home Affordable Refinance Program," said Morris.

"We are pleased with the continued strong profit contribution of the REI Group as well as the much improved financial results from direct title operations." said Stewart Morris, Jr., president and co-chief executive officer. "The addition this quarter of PMH for asset management services to lenders, the lift from refinance orders, and the focus on sales and efficiency of the direct operations well-positions the company for the fourth quarter," noted Mr. Morris.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; our ability to successfully consummate acquisitions, and our ability to successfully integrate and manage acquired businesses should opportunities arise; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of litigation claims by large classes of claimants; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries and underwriters as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; our ability to respond to the actions of our competitors; failure to comply with financial covenants contained in our debt instruments; and inability to make scheduled payments on or refinance our indebtedness. We expressly disclaim any obligation to update any forward-looking statements contained in this report to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Revenues:
Title insurance:
Direct operations	164,411	161,949	469,482	462,654
Agency operations	228,350	242,938	633,988	675,962
Real estate information	22,494	19,673	76,443	57,874
Investment income	4,287	4,281	12,029	14,496
Investment and other (losses) gains– net	(1,013)	1,224	(2,115)	11,932
	418,529	430,065	1,189,827	1,222,918
Expenses:
Amounts retained by agencies	188,355	202,167	524,103	562,722
Employee costs	114,461	113,160	348,973	346,795
Other operating expenses	66,717	70,476	190,093	202,558
Title losses and related claims	35,200	39,050	101,384	102,836
Depreciation and amortization	4,751	5,132	14,343	16,744
Interest	1,356	1,355	3,928	4,307
	410,840	431,340	1,182,824	1,235,962
Earnings (loss) before taxes and noncontrolling interests	7,689	(1,275)	7,003	(13,044)
Income tax expense (benefit)	1,381	(30)	2,570	4,294
Net earnings (loss)	6,308	(1,245)	4,433	(17,338)
Less net earnings attributable to noncontrolling interests	1,766	1,783	4,244	5,225
Net earnings (loss) attributable to Stewart	4,542	(3,028)	189	(22,563)

Net earnings (loss) per diluted share attributable to Stewart	0.22	(0.17)	0.01	(1.23)
Average number of dilutive shares (000)	24,344	18,335	19,095	18,304

Segment information:
Title revenues	396,035	410,392	1,113,384	1,165,044
Title pretax earnings (loss) before noncontrolling interests	148	(9,250)	(27,482)	(35,012)

REI revenues	22,494	19,673	76,443	57,874
REI pretax earnings before noncontrolling interests	7,541	7,975	34,485	21,968

Selected financial information:
Cash provided (used) by operations	1,575	8,717	(4,935)	14,360
Title loss payments - net of recoveries	40,182	44,934	105,626	119,699
Other comprehensive earnings	4,423	9,609	6,415	13,442

Number of title orders opened (000):
July	28.6	36.7
August	37.6	40.6
September	35.0	39.7
Quarter	101.2	117.0

Number of title orders closed (000): Quarter	69.0	74.8

			Sept 30 2011	Dec 31 2010
Stockholders' equity			465,019	448,333
Number of shares outstanding (000)			19,298	18,375
Book value per share			24.10	24.40

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	September 30	December 31
	2011	2010
Assets:
Cash and cash equivalents	108,535	144,564
Cash and cash equivalents – statutory reserve funds	14,631	9,926
Total cash and cash equivalents	123,166	154,490

Short-term investments	32,472	33,457
Investments – statutory reserve funds	396,155	396,317
Investments – other	61,133	54,007
Receivables – premiums from agencies	43,303	45,399
Receivables – other	62,210	52,721
Allowance for uncollectible amounts	(17,666)	(19,438)
Property and equipment	58,317	61,569
Title plants	77,406	77,397
Goodwill	216,277	206,861
Intangible assets	7,541	8,228
Other assets	74,411	70,198

	1,134,725	1,141,206

Liabilities:
Notes payable	13,522	8,784
Convertible senior notes payable	64,469	64,338
Accounts payable and accrued liabilities	76,261	95,666
Estimated title losses	489,873	495,849
Deferred income taxes	25,581	28,236

	669,706	692,873

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	151,998	143,265
Retained earnings	282,855	282,666
Accumulated other comprehensive earnings	20,024	13,609
Treasury stock	(2,666)	(4,330)
Stockholders' equity attributable to Stewart	452,211	435,210
Noncontrolling interests	12,808	13,123
Total stockholders' equity	465,019	448,333

	1,134,725	1,141,206

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014